AGREEMENT FOR SALE AND PURCHASE
                                OF
                     HARMONY PROCESSING PLANT
                   AND RELATED GATHERING SYSTEM

     THIS AGREEMENT FOR SALE AND PURCHASE (this "Agreement") is made and entered into this ___ day of October, 1996, by and between KOCH HYDROCARBON COMPANY, Division of KOCH INDUSTRIES, INC., a Kansas corporation ("Seller"), and MIDCOAST HOLDINGS NO. ONE, INC., a Delaware corporation ("Buyer").

     WHEREAS, Seller owns a natural gas processing plant located in Clarke County, Mississippi (the "Harmony Plant"), and a gathering system and compression facilities behind that plant located in Wayne, Jasper, Greene and Clarke Counties, Mississippi, as more particularly described or depicted on the maps constituting
SCHEDULE 1.01(A) (the Harmony Plant, gathering system and compression facilities and related equipment are hereinafter sometimes collectively called the "Harmony System");

     WHEREAS, pursuant to the terms of this Agreement, Seller desires to sell and Buyer desires to purchase the following (hereinafter sometimes collectively referred to as the "Harmony System Assets"): the Harmony System, along with all appurtenances, interests in realty, contracts, tools, office furniture and equipment, operating supplies, gasoline or diesel fuel, spare parts and all other assets owned by Seller, located at the Harmony Plant Site, and pertaining to Seller's ownership, use, maintenance and operation of the Harmony System, and the storing, transporting and marketing on the Harmony System of the residue gas, natural gas liquids and other plant products extracted from the gas processed, excluding, however, those certain items hereinafter specifically described;

                            ARTICLE I
           SALE OF GAS GATHERING AND PROCESSING ASSETS

     1.01 Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Harmony System Assets, consisting of:

     (a) the processing plant, gathering system and compression facilities depicted on the maps attached hereto as SCHEDULE
1.01(a);

     (b) the Harmony System equipment, including but not limited to the compressor units, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, gas processing facilities and other personal property listed on the attached SCHEDULE 1.01(b);

     (c) all real property interests currently used by Seller in connection with its natural gas processing and gathering business in Wayne, Jasper and Clarke Counties, Mississippi, including those fee interests, surface leases, easements, rights-of-way, surface use agreements and other similar agreements listed on the attached
SCHEDULE 1.01(c) (the "Rights-of-Way");

     (d) the vehicles and heavy motorized equipment, trailers and like equipment listed on the attached SCHEDULE 1.01(d); and

     (e) the gas purchase contracts, gas processing agreements , residue gas sales contracts, gas gathering agreements, and third party contractor or supplier agreements, together with all amendments thereto and ratifications thereof, listed on the attached SCHEDULE 1.01 (e) (the"Contracts");

     (f) any and all other facilities, equipment, tools, office furniture and equipment, operating supplies, gasoline or diesel fuel, spare parts, chemicals, and other tangible assets currently located at the Harmony Plant or located at or attached or appurtenant to the gathering lines and compression facilities comprising the Harmony System, whether in use or non-use, and whether specifically described or not described in the schedules attached to this Agreement, except for those items, property interests, vehicles, and facilities specifically listed on attached
SCHEDULE 1.01(f), which are excluded from the sale and purchase contemplated hereby (the "Excluded Assets");

     (g) all gas, natural gas liquids and other plant products in the Harmony System other than those in storage awaiting marketing which are owned by Seller on the Effective Date and attributable to processing and treatment prior to the Effective Date; and

     (h) all books, files, maps, records and reports pertaining to the Harmony System, including, but not limited to, all pipeline and plant construction and testing records, vessel and pipe certifi-cations and weld x-rays, and reports and filings to and with the U.S. Department of Transportation, the U.S. Environmental Protection Agency and the state of Mississippi; provided, however, that Seller shall be entitled to retain copies of any such books, files, maps, records and reports as Seller deems necessary or desirable.

     1.02 Conveyance of Realty. Except as included as a part of the Excluded Assets, Seller shall convey to Buyer all fee interests in realty, including all surface leases, rights-of-way, easements, surface use agreements and other similar agreements comprising a part of the Harmony System Assets by conveyance in substantially the form attached hereto as Exhibit "A". There are no fee interest properties.

     1.03 Conveyance of Personal Property. Seller shall convey to Buyer all personal property by an assignment and bill of sale attached hereto as Exhibit "B".

     1.04 Transfer of Permits and Authorizations. A list of all permits, licenses, orders, certificates of occupancy, and other governmental authorizations obtained by Seller pertaining or relating to the Harmony System Assets is set forth as SCHEDULE 1.03 hereto (collectively, the "Permits"). Seller shall assign or transfer the Permits to Buyer at Closing, to the extent legally assignable or transferable.

                            ARTICLE II
                    PURCHASE PRICE AND CLOSING

     2.01 Purchase Price. Subject to the terms and conditions of this Agreement and in full payment for the Harmony System Assets, Buyer shall pay Seller at Closing (as such term is defined hereinafter), by wire transfer, the sum of three million four hundred thousand and no/100 dollars ($3,400,000.00), as may be adjusted pursuant to the provisions of this Agreement (the "Purchase Price") as evidenced by the Preliminary Settlement Statement described in Section 7.05(b) of this Agreement. In addition, Buyer shall pay the cost of recording the assignments, bills of sale, deeds and other instruments, and the cost of any transfer tax, documentary stamps, mortgage tax, sales tax, use tax or other similar tax due as a result of the sale and conveyance by Seller to Buyer of the Harmony System Assets.

     2.02 Adjustments to the Purchase Price. The Purchase Price shall be adjusted at Closing.

     (a) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

          (i) The amount of expenses, costs, taxes, and charges incurred or paid by Seller that are attributable to the ownership and operation of the Harmony System Assets on or after the Effective Date through the Closing, as follows:

               (A) expenditures incurred in the normal course of operation and maintenance of the Harmony System Assets, including general and administrative costs in the agreed amount of $7,182, but excluding, however, the costs incurrred in repairing the leak incident Lake Como Gathering Line in late August and early September and any costs incurred in remediating the burn pit matter set forth on
                    Schedule 4.01(o);

               (B) any capital expenditures incurred after the date of this Agreement with the consent, in writing, of Buyer; and

               (C) any capital expenditures due to replacement caused by an emergency, act of God, or other circumstance requiring an expenditure to keep the Harmony System or component therein in operation; and

          (ii) any other amount agreed upon by Seller and Buyer.

     (b) Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

          (i) the amount of all income, revenues and proceeds received by Seller that are attributable to the ownership and operation of the Harmony System Assets on or after the Effective Date through the Closing, as follows:

               (A)  income, revenues and proceeds from gas,
                    natural gas liquids and other plant products saved and sold from processing and treatment performed on or after the Effective Date;

               (B) income, revenues and proceeds from other sources and attributable to the ownership and operation of the Assets for periods on or after the Effective Date; and

               (C) ad valorem, property and other taxes that are allocated to the Seller pursuant to Section
                    2.03 of this Agreement;

          (ii) the amount payable pursuant to Section 7.01 of this Agreement for any casualty loss; and

         (iii) any other amount agreed upon by Seller and Buyer.

     2.03 Property Tax Proration. Real estate and personal property taxes for the calendar year January 1, 1996, through December 31, 1996, shall be prorated to the Effective Date (as hereinafter defined) based upon the most recent property tax assessments and most recent certified tax rates. Such tax proration shall be settled at Closing by an adjustment to the Purchase Price. Buyer will assume responsibility for the actual payment to applicable government authorities of any unpaid property taxes not yet due.

     2.04  Effective Date.  The purchase and sale of the Harmony
System Assets shall be effective as of August 1, 1996, at 7:00
A.M., local time where the Harmony System Assets are located
(herein called the "Effective Date").

                           ARTICLE III
              ASSIGNMENT AND ASSUMPTION OF CONTRACTS

     3.01 Gas Purchase and Processing Contracts. Seller agrees to assign to Buyer, and Buyer agrees to assume, as of the Effective Date, all rights and obligations of Seller arising under the contracts as of and after the Effective Date, except those obligations and the attendant liabilities arising on or after the Effective Date by reason of any breaches or defaults by Seller occurring prior to the Effective Date (the "Assumed Contract Obligations"). Seller agrees to use reasonable commercial efforts to obtain and secure any and all consents and approvals that may be necessary to effect the assignment of any of the Contracts to Buyer.

     3.02 No Third-Party Beneficiary; No Waiver. The assumption of the Assumed Contract Obligations by Buyer hereunder shall not be deemed to create, confirm or give rise to any rights of any third party, as third-party beneficiary or otherwise, or to waive any defenses available to Seller or Buyer with respect to any such liabilities; it being understood that such assumption is for the purpose of allocated responsibility between Seller and Buyer. Further, assumption of the Assumed Contract Obligations by Buyer hereunder shall not be deemed a waiver of such breach of any warranty, covenant, agreement, or undertaking of Seller hereunder even though such breaches give rise to Assumed Contract Obliga-tions.

     3.03 Performance Prior to Closing. Buyer shall assume responsibility for operation of the Harmony System Assets as of the Closing Date. Seller shall be entitled to receive payment for all gas, natural gas liquids and other plant products saved and sold prior to the Effective Date, provided that Seller shall make payment for all such gas to the sellers of such gas, natural gas liquids and other plant products pursuant to the Contracts. Buyer agrees to assume all rights and obligations of Seller arising under the Contracts as of and after the Effective Date, and agrees to defend, indemnify and hold Seller harmless from any and all costs, expenses and liabilities under such Contracts accruing on and after the Effective Date, other than those costs, expenses and liabilities arising by reason of any breaches or defaults by Seller prior to the Effective Date. Seller shall defend, indemnify and hold Buyer harmless from any and all costs, expenses and liabilities under the Contracts accruing prior to the Effective Date and those accruing or arising on or after the Effective Date which result from any breaches or defaults by Seller prior to the Effective Date.

                            ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     4.01 Seller. Seller represents and warrants to Buyer as of the date of this Agreement, and on and as of the Closing Date, as follows:

     (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and registered and in good standing as a foreign corporation in Mississippi.

     (b) Authority. Seller has the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Seller has all the requisite legal authority to own the Assets and to carry on its business as now conducted in regard to the Assets. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated herein have been duly and validly authorized by all necessary action of the Board of Directors of Seller, and this Agreement constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. To the best knowledge of the Seller, the making and performance of this Agreement by Seller will not violate any provisions of any federal, state or local laws of its respective articles of incorporation or by-laws and will not result in the breach or violation of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets, under any contractual agreement.

     (c) Validity of Agreement. The Agreement is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Seller's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of, or conflict with, or default under, any order, judgment, decree, or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound, other than as disclosed in the exhibits and schedules to this Agreement or as may be otherwise provided for herein.

     (d)  No Claims.  Except as disclosed in SCHEDULE 4.01(d),
Seller represents and warrants to its knowledge that there are no governmental or other legal actions, claims, suits, arbitrations or other proceedings pending or threatened against Seller or the Harmony System Assets, and it is not aware of any facts which might result in such action, claim, suit, arbitration or other proceed-ing that would prevent or interfere with the consummation of the transactions contemplated by this Agreement or which might reasonably be expected to have a material adverse effect on the Harmony System Assets or on the operation or use thereof by either
Seller or Buyer. Seller has not received any written notices of claims from any person purporting to act in an official capacity as a representative of any federal, state or local governmental agency, bureau, department or authority asserting a claim that Seller is in violation of any applicable law, order or regulation of a nature which governs the operations of the Assets and remains uncured, and the enforcement of which in the event of a violation would adversely affect the overall operation of the Harmony System Assets, and is not aware of any facts which might result in any such notice.

     (e) Compliance with Applicable Laws. Seller is in material compliance with all applicable laws, orders, rules, regulations, judgments or decrees of all governmental bodies pertaining to the ownership, use, maintenance and operation of the Harmony System Assets.

     (f) Indebtedness. The Harmony System Assets are not subject to any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or any agreement, other than those involving the processing or purchase of gas.

     (g) Contracts. Except as disclosed in the attached SCHEDULE 4.01(g), the Contracts are to Seller's knowledge in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Schedule 4.01(g) to this Agreement constitutes a complete and correct list and description of all material contracts affecting the Harmony System Assets, as operated in the ordinary course of business, including all amendments, modifications, revocations and notices, except those that would not have a material adverse effect upon the rights, obligations or liabilities of Seller or Buyer, as Seller's assignee, under said contracts;

     (h) Material Breach. Seller, to its knowledge, is not in material breach or default with respect to any of its obligations pursuant to any of the Contracts.

     (i) Termination. To Seller's knowledge, no party to any of the Contracts has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of their contract or any provision thereof.

     (j) Exchange of Equipment. Since August 1, 1996, with respect to each of the Assets,

          (i) Seller has not exchanged any of the Assets for an asset of lesser value; and

          (ii) except as set forth in SCHEDULE 4.01(j), Seller has not removed any idle equipment or inventory from the Assets other than in the ordinary course of business.

     (k) No Consents Required. No consents are required from any governmental bodies as part of an ordinary course transfer, no preferential purchase rights, consents, approvals or other action by, or filing with any person or governmental body is required in connection with the execution, delivery and performance by Seller of this Agreement other than those to reflect a change of ownership and operatorship of the Harmony Plant, the Harmony System, and its component parts, jointly or individually. All board of director approvals for the execution of this Agreement and the consummation of the transaction(s) set forth herein have been obtained.

     (l)  Conduct of Business.  Except as set forth on the attached
SCHEDULE 4.01(l), since August 1, 1996, the Harmony System Assets have not been operated other than in the ordinary course of business in accordance with standard processing plant and gathering practices.

     (m) Title to Assets. The Harmony System Assets are free of any liens, security interests or other like encumbrances, and Seller warrants title to the Harmony System Assets to Buyer, its successors and assigns, as to any and all claims by, through or under Seller, but not otherwise;

     (n) Taxes. All ad valorem and personal property taxes assessed against the Harmony System Assets (including any penalties or assessments for delinquencies in payment) and all other taxes of any nature with respect to the Harmony System Assets which are due and payable by Seller as of the Closing Date will be paid in full by said Closing Date;

     (o) Environmental. To the best of Seller's knowledge, and except as disclosed to Buyer on the attached SCHEDULE 4.01(o), Seller is not in violation of any federal, state or local law, ordinance or regulation relating to the environment on, under or about any real property or related facilities and equipment owned or used in connection with any of the Harmony System Assets, and knows of no Hazardous Waste or Hazardous Substances released, discharged, or buried thereupon, or the existence of any underground storage tanks, except as otherwise expressly stated in
SCHEDULE 4.01(o). For purposes of this Agreement, "Hazardous Waste" and "Hazardous Substances" shall have the meaning presently set forth in: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; (ii) Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.;

     (p) No "Take or Pay". Seller is not subject to any arrangement under which it or Buyer, as Seller's assignee, will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement, a production payment, or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or delivery of hydrocarbons previously purchased or transported;

     (q) Financial Information. The summary financial information set forth in the income statement attached hereto as SCHEDULE
4.01(q) is true and correct in all material respects.

     (r) No Misleading Statement. To the best of Seller's knowledge as such knowledge is encompassed by the officers of Koch Hydrocarbon Company, Mike Freemen, Pat Martin, Sara Oschner, John Earley, Steve Bienevides, Ray Cheatham, and Mike Schaeffer, none of the statements, representations or warranties made by Seller in this Agreement, or in any Exhibit or Schedule hereto, or in any certificate or other document delivered with or pursuant to this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, inasmuch as SCHEDULE 4.01(g) is merely a summary of financial information, which summary, while true and correct as to the information presented, may not contain all information which Seller may deem, in its opinion, desirable by reason of its "summary character".

                            ARTICLE V
             REPRESENTATIONS AND WARRANTIES BY BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.01 Buyer. Buyer represents and warrants to Seller as of the date of this Agreement, and on and as of the Closing Date, as follows:

     (a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authority. Buyer has the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Buyer has all the requisite legal authority to own the Assets and to carry on its business as now conducted and after it acquires the Assets. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all necessary action of the Board of Directors of the Buyer, and this Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. To the best knowledge of Buyer, the naming and performance of this Agreement by Buyer will not violate any provisions of any federal, state or local laws or the articles of incorporation or by-laws of Buyer.

     (c) Validity of Agreement. The Agreement is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Buyers' obligations under this Agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of, or conflict with, or default under, any order, judgment, decree, or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or by which Buyer is bound. Buyer represents and warrants to its knowledge that there are no governmental or other legal actions, claims, suits or proceedings pending or threatened, to which Buyer is or would be a party, that would prevent or interfere with the consummation of the transactions contemplated by this Agreement.

     (d) No Consents Required. No consents, approvals or other action by, or filing with any person or governmental body is required in connection with the execution, delivery and performance by Buyer of this Agreement other than those to reflect a change of ownership and operatorship of the Harmony Plant, the Harmony System, and its component parts, jointly or individually. All board of director approvals for the execution of this Agreement and the consummation of the transaction(s) set forth herein have been obtained.

     (e) Securities Representation. Buyer is an experienced and knowledgeable investor and operator in the oil, gas and processing business and is acquiring the Assets for Buyer's own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933.

                            ARTICLE VI
                              TITLE

     6.01. Special Warranty of Title. SELLER WARRANTS AND FOREVER DEFENDS TITLE TO THE ASSETS UNTO BUYER, AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING THE SAME OR ANY PART THEREOF BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE. SELLER MAKES NO
OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR
IMPLIED, RELATIVE TO THE ASSETS SOLD HEREUNDER OR THEIR FITNESS
FOR ANY PURPOSE OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES WHICH MAY BE EXPRESSLY STATED ELSEWHERE IN THIS AGREEMENT. ALL ASSETS SOLD TO BUYER UNDER THIS AGREEMENT ARE SOLD AS IS, WHERE IS, AND IN THEIR CURRENT CONDITION.

                           ARTICLE VII
                            COVENANTS

     7.01 Casualty Loss. If, prior to the Closing, any portion of the Harmony System Assets not material to the ongoing business operation have been or are damaged or destroyed by fire, flood, storm or other casualty or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), Buyer shall bear the risk of loss, provided, however, Seller shall, at the Closing, pay by means of an adjustment to the Purchase Price to Buyer all sums paid to Seller by persons or governmental bodies by reason of the damage, destruction or taking of such asset and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid proceeds or other payments from third parties arising out of such destruction or taking, and all claims and choses in action with respect to such destruction or taking; further, provided, however, if any portion of such damaged, destroyed or taken assets are material to the ongoing business operation of the Harmony System and such assets are not repaired or replaced and the business operation restored to its original state by Seller prior to Closing, then Seller shall bear the risk of loss, and Buyer shall have the right to terminate this Agreement unless Buyer and Seller mutually agreed upon an appropriate adjustment to the Purchase Price which reflects not only the cost of repair or replacement of the damaged, destroyed or taken assets, but also includes an amount for the economic losses incurred or which will be incurred by Buyer to such business operation. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Loss which has been assigned to Buyer pursuant to the foregoing provisions of this
Section 7.01.

     7.02  Conduct of Business Prior to Closing.

     (a)  Prior to Closing, Seller shall:

          (i) maintain and operate the Harmony System Assets in the ordinary course of business in accordance with standard processing plant and gathering practices historically employed with respect to the Harmony System Assets; and

          (ii) continue the marketing of residue gas, natural gas liquids and other plant products consistent with past practice.

     (b) Without the consent of Buyer (which shall be provided as reasonably far in advance of the deadline for responses to third persons as will provide Seller with reasonable time to respond, or shall be deemed to be denied), prior to Closing Seller shall not:

          (i) waive, compromise, or settle any right or claims in excess of ten thousand dollars ($10,000) for which Buyer will have liability hereunder;

          (ii) incur obligations with respect to or undertake any transactions relating to the Harmony System Assets other than transactions (1) in the normal, usual and customary manner, (2) of a nature and in an amount consistent with prior practice, and (3) in the ordinary course of business of owning and operating such Assets;

         (iii) enter into any new material agreements or commitments with respect to the Harmony System
               Assets other than those capital expenditures set forth in Section 2.02(a)(i)(B) and (C) of this Agreement;

          (iv) modify any of the Contracts; or

          (v) encumber, sell or otherwise dispose of any of the Harmony System Assets, other than property which is replaced at Seller's expense by equivalent property or which is used, consumed or abandoned in the normal operations of Seller's business.

     7.03 Notice of Claims. Seller shall promptly notify Buyer, if, between the date hereof and the Closing Date, Seller receives actual notice of any claim, suit, action or other proceeding have a potential adverse impact on the Harmony System Assets or their operation in excess of ten thousand dollars ($10,000).

     7.04 Compliance with Conditions Precedent. Each respective party shall use its best efforts to cause the conditions precedent set forth in Sections 8.02 and 8.03 of this Agreement which are applicable to such party, to be fulfilled and satisfied as soon as practicable, but in any event prior to Closing.

     7.05  Preparation of Closing Documents.

     (a) Forms of Assignment. Seller shall commence the preparation of all forms of assignments, bills of sale, deeds, and other conveyances and transfers pursuant to this Agreement, along with all applicable schedules and exhibits to such forms of assignments, bills of sale, deeds and other conveyances, and shall begin delivering such draft forms to Buyer promptly so that Buyer can review and approve such documents between the time of execution of this Agreement and Closing.

     (b)  Preliminary Settlement Statement.  Immediately prior to
Closing, Seller shall prepare a proposed preliminary settlement statement ("Preliminary Settlement Statement") showing the calculation of the Purchase Price, as adjusted ("Closing Amount").

     7.06. Press Release. Prior to Closing and for a period of thirty (30) days following Closing, neither party hereto shall make any press release or other announcement in connection with this Agreement without first consulting with the other party and accommodating all reasonable requests of the other party regarding
(i) postponement or cancellation of such press release, or (ii) the statements made in such press release or announcement. Following such consultation and good faith attempt to make reasonable accommodations, either party hereto may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

                           ARTICLE VIII
                             CLOSING

     8.01 Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Seller in Houston, Texas, at 10:30 a.m. local time on or before October 7, 1996 (the "Closing Date").

     8.02  Conditions to Buyer's Obligations.  The obligation of
Buyer to close is, at the option of Buyer, subject to each of the conditions set forth below.

     (a) The representations and warranties made by Seller in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties have been given on and as of the Closing. Seller shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it as of the Closing.

     (b) Buyer shall have received all such conveyance documents, certificates of title to vehicles, and other instruments as shall be necessary to convey or transfer all of the Harmony System Assets to Buyer, including but not limited to those conveyance documents described in Section 1.02 of the Agreement.

     (c) There shall not be on the Closing (i) any order, decree or ruling by and court or governmental agency, (ii) any threat thereof by any governmental agency, which is evidenced by a writing by the threatening agency, or (iii) any lawsuit which might prohibit, render illegal or otherwise preclude, postpone, or prevent this transaction.

     8.03  Conditions to Seller's Obligations.  The obligation of
Seller to close is, at the option of Seller, subject to each of the conditions set forth below.

     (a) The representations and warranties made by Buyer in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing. Buyer shall also have performed or complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing.

     (b) Seller shall have received the payment of the Purchase Price set forth in the Preliminary Settlement Statement, and Buyer shall have wired full payment of the Purchase Price in immediately available same day funds for credit to Seller's account in First Chicago NBD, Account No. 5139058, ABA Routing No. 071000013.

                            ARTICLE IX
                         INDEMNIFICATION

     9.01 Survival of Representations. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a two year period. During such time period if no bona fide claim in writing, as set forth below, has been brought by the party to whom such respective representations and warranties have been made, then such party shall be forever barred from bringing any claim or action for a breach thereof, notwithstanding any longer period of limitation of actions which may otherwise be available to such party by statute or law.

     9.02 Indemnification by Seller. As provided immediately below, Seller agrees for two (2) years to indemnify and defend and hold harmless Buyer from and against all liabilities, losses, claims, costs or damages whatsoever, arising out of or from, based upon, or relating to:

     (a) the inaccuracy of any representation or warranty herein made by Seller in this Agreement;

     (b) the non-performance of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

     (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses incurred by Buyer, incident to any of the foregoing or incurred by Buyer in investigation or attempting to avoid the same or the oppose the imposition thereof, or in enforcing this indemnity, but such legal fees and expenses shall be reimbursed only to the extent Buyer is successful in enforcing this indemnity.

The foregoing indemnification obligations of Seller shall only apply if a claim for such indemnification is provided to Seller in writing at the address set forth in Section 14.11 of this Agreement setting forth in detail the particular facts and circumstances which give rise to the claim; and further provided, that any such claim be submitted within two (2) years of Closing. Under no circumstance shall Seller be obligated to make payment or incur liability under this indemnification provision until the cumulative amount of all such liabilities, losses, claims, costs and damages exceeds $200,000, nor shall Seller be required to pay a collective amount in excess of $1,200,000 with respect to the foregoing indemnification obligations.

     9.03 Seller's Special Indemnity. Seller agrees to forever protect, defend, indemnify and save harmless Buyer, and Buyer's successors and assigns, from any and all claims, demands, suits, proceedings, arbitrations, liabilities, attorneys fees, losses, assessments, judgments, fines, penalties, costs and expenses incurred by Buyer, or Buyer's successors and assigns, in connection with, arising out of, or in any way related to (i) the incident which occurred on or about September 10, 1994, in which the Lake Como Gathering Line leaked, (ii) the incident which occurred on or about August 2, 1996, in which the Lake Como Gathering Line again leaked; (iii) the existing soil contamination in and around the former burn pit site, and the groundwater contamination in and under such site and surrounding premises of the Harmony Plant, all of which has been documented by Seller with the Mississippi Department of Environmental Quality ("MDEQ") in that report dated October 1, 1996, as may be subsequently amended, and, in connection therewith, Seller covenants and agrees to conduct all such further assessment, monitoring and remediation thereof as may hereafter be required by the MDEQ or any other state or federal agency asserting jurisdiction; and (iv) work to be performed at the truck loading station in order to file a plan that will be acceptable by the Mississippi Department of Environmental Quality.

     9.04 Indemnification by Buyer and Buyer's Parent Corporation. As provided immediately below, Buyer and Midcoast Energy Resources, Inc. ("MERI"), the parent corporation of Buyer, jointly and severally, agree for two (2) years to indemnify and defend and hold harmless Seller from and against all liabilities, losses, claims, costs or damages whatsoever, arising out of or from, based upon, or relating to:

     (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement;

     (b) the non-performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

     (c) the ownership, use, maintenance or operation of the Harmony System Assets attributable to the period on and after the Effective Date; and

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses incurred by Seller, directly related to any of the foregoing, or in enforcing this indemnity, but such legal fees and expenses shall be reimbursed only to the extent Seller is successful in enforcing this indemnity.

The foregoing indemnification obligations of Buyer and MERI shall only apply if a claim for such indemnification is provided to Buyer and MERI in writing at the address set forth in Section 15.11 of this Agreement setting forth in detail the particular facts and circumstances which give rise to the claim; and further provided, that any such claim be submitted within two (2) years of Closing. Under no circumstance shall Buyer or MERI be obligated to make payment or incur liability under this indemnification provision until the cumulative amount of all such liabilities, losses, claims, costs and damages exceeds $200,000, nor shall Buyer or MERI be required to pay a collective amount in excess of $1,200,000 with respect to the foregoing indemnification obligations.

     9.05  Conditions of Indemnification.

     (a) Whenever any claim is made by with respect to which the indemnifications contained in this Article IX relate, the indemnified party (the "Indemnitee") shall notify the indemnifying party
(the "Indemnitor") in writing as soon as practical after the Indemnitee becomes aware of such claim (such notice without exception shall be given within thirty (30) days of the Indemnitee becoming aware of any claim), but in no event more than thirty (30) days thereafter (a "Notice of Claim") to the Indemnitor. The
Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

     (b) Each Notice of Claim will be deemed disapproved by the Indemnitor, unless the Indemnitor gives the Indemnitee written notice of approval within thirty (30) days of receipt of the Notice of Claim. The parties shall undertake, in good faith, to resolve any dispute with respect to the validity of any such claim which is disapproved and resolve the obligation of the Indemnitor to indemnify the Indemnitee. If the parties are unable to agree on such resolution within thirty (30) days after either the Indemnitee receives express notice of disapproval, or the lapse of the 30 day period for Indemnitor to give written notice of approval or disapproval, the respective rights of the parties as to the validity of such claim and responsibility of the Indemnitor to indemnify the Indemnitee shall be determined by arbitration, in which case, each party shall select an arbitrator experienced in arbitration and acknowledged by a state bar association or the American Bar Association within thirty (30) days from the expiration of the thirty (30) day period during which the parties were to agree to a resolution. Such two arbitrators shall select and agree among themselves upon a third arbitrator within fifteen
(15) days thereafter. Failure by one party to select an arbitrator shall entitle the other party to petition the courts for such appointment, with attorneys fees and costs for such petition to be borne by the party who failed to make such timely appointment. The arbitrators shall resolve the validity of such claim and the obligation of the Indemnitor to indemnify the Indemnitee thereof within sixty (60) days of their appointment. Any such decision shall be binding upon the parties.

     (c) If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled to contest or defend such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to assume the contest and defense of such claim to the Indemnitee within thirty (30) days after receipt of the Notice of Claim. If the Indemnitor shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Indemnitee agrees to cooperate fully with the Indemnitor and its attorneys with respect to such contest and defense. If the Indemnitor shall not exercise such option, the Indemnitee may, but shall not be obligated to, assume the contest and defense of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorneys' fees, shall be binding upon the Indemnitor and Indemnitee.

     9.06 Covenant Not to Sue. In acknowledgement that Buyer is acquiring the Harmony System on an "as-is", "where-is" basis, Buyer agrees that it shall not bring a claim or action against Seller for any matter relating to the condition of the Harmony System Assets, including any environmental matter, nor shall it encourage or facilitate a claim by a third party against Seller, except as may be required to comply with a federal, state or local law or regulation or except to enforce the indemnities and other obligations of Seller to Buyer under Section 9.03 of this Agreement. Provided, however, nothing in this Section 9.06 shall preclude Buyer from enforcing its rights pursuant to Section 9.02 of this Agreement, including, but not limited to, Buyer bringing a claim or action against Seller for any breach by Seller of its representation and warranty under Section 4.01(o) of this Agreement.

                            ARTICLE X
                     POST-CLOSING AGREEMENTS

     10.01 Post-Closing Access. After Closing, Buyer and Seller shall cooperate and afford each other access to the books and records relating to the Assets prior to or after the Effective Date as may be reasonably needed by a party to defend or respond to a claim, lawsuit or other legal or administrative proceeding.

     10.02  Final Settlement Statement; Subsequent Audits and
Settlements.  With respect to final recapitulation and audits:

     (a) Within ninety (90) days after the Closing, Seller shall provide to Buyer, for Buyer's review, a proposed final settlement statement (the "Final Settlement Statement") to account for all adjustments to the Purchase Price pursuant to Section 2.02 of this Agreement (the "Final Settlement"). Buyer shall have the right, within thirty (30) days after receipt of the Final Settlement Statement, to audit the Final Settlement Statement. If Buyer disagrees with the Final Settlement Statement, Buyer and Seller shall use best efforts to reach agreement within thirty (30) days following Buyer's audit of the Final Settlement Statement.

     (b) Should the parties be unable to resolve any disagree-ments, such disagreement shall, at the earliest practicable date, be referred, by either or both of the parties, to an accounting firm mutually agreeable to each party (the "Accounting Firm"), along with all audit reports, work papers, schedules and calculations related to the matter in dispute. Within thirty
(30) days after such submission, the Accounting Firm shall issue a letter report determining the Final Settlement, which shall be final and binding. Any fees and expenses incurred in resolving disputes shall be borne equally by the parties.

     (c) Payment of any amounts owed under the Final Settlement is due thirty (30) days from the date Seller and Buyer agree on the Final Settlement Statement, or ten (10) days from the determination of the Final Settlement by the Accounting Firm, whichever is later.

     10.03. Performance Bonds, Guaranties, Etc. With respect to any surety bonds, performance bonds, guarantees or financial assurances relating to the Harmony System Assets, on which Seller or its affiliates are principals or guarantors, Buyer shall cause such surety bonds, performance bonds, guarantees or financial assurances to be replaced or otherwise released as promptly as possible, but not later than sixty (60) days after the Closing. Buyer shall reimburse Seller for any amounts paid by Seller with respect to such surety bonds, performance bonds, guarantees or financial assurances related to periods on and after the Closing until replaced by Buyer's instruments.

     10.04. Recording. Buyer shall be solely responsible for promptly recording the assignments, deeds, and any other instruments related to the conveyance of the Harmony System Assets, and shall promptly furnish Seller with the recording information. Buyer shall be responsible for all filings with state and federal agencies for change of owner or operator, and shall promptly provide Seller with the copies of all such filings when made and confirmation thereof when received. All recording and filing fees shall be paid by Buyer and where paid by Seller, reimbursed by Buyer promptly after receipt of an invoice.

     10.05 Contracts and Rights-of-Way Requiring Consents. If Seller and Buyer should be unable to obtain any consent required for the transfer of any Contract or Right-of-Way, the Contract or Right-of-Way shall be held by Seller for the benefit of Buyer after Closing for its term and Seller shall provide Buyer with the economic benefits thereof until or unless such consent is received or said Contract or Right-of-Way is terminated.

     10.06 Change of Operator, Filings with State Agencies and Changes of Signs. Buyer shall promptly file all necessary notices with state and local governmental agencies needed to change the designation of ownership and operatorship of the Harmony Plant and the Harmony Plant Assets. Seller shall provide such assistance as may be required to assist in completing such notices. Buyer shall change all signs at the Harmony Plant and on the associated gathering lines and meters within thirty (30) days of closing to indicate that Buyer is now the owner of such Harmony Plant Assets.

     10.07 Further Assurances. Each party hereto shall, from time to time at the request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination, and take such other action as the party making the request may require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer and to place Buyer in possession of the Harmony System Assets, and to transfer, assign or convey the Excluded Assets to Seller. Seller intends to convey the Harmony System Assets at Closing; however, in the event it is determined after Closing that:
(i) any part of the Harmony System Assets was not in fact conveyed to Buyer, and that the title to any part of the Harmony System Assets is incorrectly in the name of Seller; or that (ii) any Excluded Asset is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer, then each party hereto shall take all such action necessary to correctly convey any part of the Harmony System Assets to Buyer, or any part of the Excluded Assets to Seller.

                            ARTICLE XI
                 AS IS--WHERE IS SALE; DISCLAIMER

     11.01  General.

     IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT THE
HARMONY SYSTEM ASSETS ARE TO BE SOLD BY SELLER AND PURCHASED BY
BUYER AS IS, WHERE IS, WITHOUT WARRANTIES OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED, AS SET
FORTH HEREIN, AND THAT BUYER ACKNOWLEDGES IT HAS HAD OR WILL
HAVE HAD A REASONABLE OPPORTUNITY TO INSPECT AND EXAMINE THE
CONDITION OF EACH AND EVERY ITEM THEREOF, INCLUDING THE
ENVIRONMENTAL CONDITION OF THE HARMONY SYSTEM ASSETS, PRIOR TO
CLOSING, AND BUYER IS AWARE OF AND ACCEPTS SUCH PHYSICAL
CONDITION AND ENVIRONMENTAL CONDITION. ALTHOUGH SELLER HAS MADE, AND UNTIL CLOSING WILL MAKE, ALL OF ITS FILES AND RECORDS AVAILABLE TO BUYER, EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO
THE ACCURACY OR COMPLETENESS OF ANY ORAL OR WRITTEN STATEMENT, DESCRIPTION, TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED
OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT
INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE HARMONY
SYSTEM ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE
TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES.  IN
ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED
AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND
JUDGMENT WITH RESPECT TO, THE HARMONY SYSTEM ASSETS AND THEIR
VALUE.

                           ARTICLE XII
                         EMPLOYEE MATTERS

     12.01  Employment of Personnel.

     (a) As soon as requested by Buyer after execution of this Agreement, Seller shall make available to Buyer for interviewing by Buyer all employees Seller than has employed in connection with the Harmony System, except those employees which Seller shall designate as excluded per SCHEDULE 12.01(a) (those employees available for interviewing hereinafter referred to as "Employees").

     (b)  At least 5 days prior to Closing, Buyer shall provide
Seller with a list of those Employees whom Buyer intends to offer employment with Buyer after Closing.

     (c) Seller shall terminate the relationship of Employees whom Buyer offers employment and who accept such offer of employment as of the Closing Date (collectively, the "Transferring Employees") and (i) shall be responsible for the payment of all wages and other remuneration due to Transferring Employees with respect to their services as employees of Seller prior to Closing, (ii) provide for health plan continuation coverage of the Transferring Employees in accordance with the requirement of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 601 through 609 of ERISA ("COBRA"), and (iii) be responsible for handling relationships with and liabilities to the Transferring Employees for causes, demands, suits, proceedings or the like arising prior to Closing, provided that such indemnification will not apply to claims, expenses, loss, and liabilities arising from Buyer's employment related decisions.

                           ARTICLE XIII
                              TAXES

     13.01 Tax Proceedings. Notwithstanding anything to the contrary herein, Seller shall be responsible for all income and processing taxes attributable to periods of ownership prior to the Effective Date, and Buyer shall be responsible for all income and processing taxes attributable to periods of ownership on and after the Effective Date. In the event Buyer or any of Buyer's affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes of or with respect to Seller for any period prior to the Effective Date, Buyer shall notify Seller in writing within ten (10) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable, Seller shall at Seller's expense control or settle the contest of such examination, claim, adjustment or other proceeding, and shall indemnify Buyer against all losses in connection therewith. The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 13.01.

     13.02 Like-Kind Exchange. Notwithstanding anything contained in this Agreement to the contrary, Seller and Buyer hereby acknowledge and agree that:

     (a) Seller desires to complete the sale of all or part of the Assets to effect a qualified like-kind exchange for other property ("Exchange Property") in a transaction that qualifies as a deferred exchange in accordance with section 1031 of the Internal Revenue Code and regulations thereunder.

     (b) At the direction of Seller at Closing, Buyer shall deposit all or a part of the Purchase Price with a mutually-agreed upon qualified escrow agent, who shall hold the same in accordance with the terms of the Escrow Agreement entered into by Seller, Buyer and the mutually agreed-upon escrow agent ("Escrow Agent"). The purpose of the escrow is to provide for the acquisition of Exchange Property to complete a qualified deferred exchange.

     (c) Buyer agrees to reasonably cooperate with Seller in effecting a like-kind exchange, including the execution of reasonable documents deemed necessary to qualify the transaction as a deferred exchange. However, it is specifically agreed that Buyer shall be an accommodating party only and shall not incur any additional liability or expense as a result of such qualified deferred exchange, and that it shall be the sole responsibility of Seller to locate and identify the Exchange Property.

                           ARTICLE XIV
                      INSPECTION AND RECORDS

     14.01 Inspection and Records. Prior to Closing, at any reasonable time and from time to time, Seller shall permit the representatives of Buyer to inspect the Harmony System and observe the operating and maintenance personnel therein employed, and further to observe any and all activities related to the maintenance, operation, contracting and administration thereof. Seller shall promptly after Closing furnish Buyer with the Contracts and files pertaining to the Harmony System for the purpose of achieving an efficient transfer of administration of the system.

                            ARTICLE XV
                     MISCELLANEOUS PROVISIONS

     15.01 Commission. Each of the parties hereto represents and warrants that there are no claims for brokerage commission or finders' fees in connection with the transaction contemplated by this Agreement, and Seller and Buyer will respectively pay or discharge, and will indemnify the other for, brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

     15.02 Further Assurances. From time to time, and without further consideration each party will execute and deliver to the other party such documents and take such actions as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     15.03 Assignment. The terms, provisions and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. No party will make an assignment without the advance written consent of the other, which such consent may be withheld, except for an assignment to a wholly owned subsidiary or a wholly owned affiliate of a parent corporation, provided that such assignor or parent corporation, as the case may be, guarantees the performance of the obligations herein.

     15.04 Entire Agreement; Amendments. This Agreement and the exhibits and schedules attached hereto (which are hereby incorporated into this Agreement by reference) contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. Any condition to a party's obligations under this Agreement may be waived in writing by such party. No waiver by any party hereto of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

     15.05 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     15.06 Actions. Seller and Buyer, singularly and plurally, warrant and agree that each shall use its best efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction as set forth in this Agreement and to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

     15.07 Termination. This Agreement may be terminated at any time at or prior to the Closing:

     (a)  by mutual written consent of Seller and Buyer;

     (b) by Seller on the Closing Date if the conditions set forth in Section 8.03 of this Agreement have not been satisfied in all material respects by Buyer and shall not have been waived by Seller in writing;

     (c) by Buyer on the Closing Date if the conditions set forth in Section 8.02 of this Agreement have not been satisfied in all material respects by Buyer and shall not have been waived by Buyer in writing; and

     (d) by Buyer if any portion of the Harmony System Assets material to the ongoing business operation are damaged, destroyed or taken prior to Closing and such assets are not repaired or replaced and the business operation restored to its original state by Seller prior to Closing, and Buyer and Seller are unable to mutually agree upon an appropriate adjustment to the Purchase Price, as set forth in Section 7.01 of this Agreement.

If the non-defaulting party elects to treat this Agreement as being in full force and effect, the non-defaulting party shall have, in addition to any other available remedy at law or equity, the right to an action for specific performance and/or damages.

     15.08 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.09 Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the laws of the State of Texas.

     15.10 Preparation of Agreement. This Agreement was prepared jointly by the parties hereto and not by either to the exclusion of the other.

     15.11 Notices and Addresses. Any notice, request, instruc-tion, waiver or other communication to be given hereunder by any party hereto shall be in writing and shall be considered duly delivered if personally delivered, facsimile, mailed, by certified mail with postage prepared or sent by telegraph to the addresses or facsimile of the parties hereto as follows:

          Seller:   Koch Hydrocarbon Company
                    P. O. Box 2256
                    Wichita, Kansas  67201
                    Attention: Legal Department
                    Facsimile: (316) 828-5803

          Buyer:    Midcoast Holdings No. One, Inc.
                    1100 Louisiana, Suite 2950
                    Houston, Texas  77002
                    Attention: Dan C. Tutcher, President
                    Facsimile: (713) 650-3232

          MERI:     Midcoast Energy Resources, Inc.
                    1100 Louisiana, Suite 2950
                    Houston, Texas 77002
                    Attention: Dan C. Tutcher, President
                    Facsimile: (713) 650-3232

or at such other address as either party hereto may designate by written notice to the other.

     15.12 Section and Subsection Headings. The article, section and subsection headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents thereof.

     15.13 Confidentiality. Seller expressly agrees that all of the terms and provisions of this Agreement and all copies of books, files, maps, records and reports pertaining to the Harmony System Assets that are retained by Seller pursuant to Section 1.01(h) of this Agreement or any other provision of this Agreement shall be, and shall be handled by Seller as, confidential information of Buyer. Seller shall not disclose any such information to any third party, including without limitation, any local, state or federal governmental body or regulatory agency, unless required to do so by applicable law. Prior to any such disclosure, Seller shall notify Buyer, as far in advance of any such required disclosure as is practicable, that Seller is required to disclose such information and the basis for such required disclosure, and Seller shall cooperate fully with Buyer to obtain confidential treatment for any such disclosed information by the party to which such information is disclosed.

     IN WITNESS WHEREOF, the parties hereto have hereto set their hands by their duly authorized officials as of the date set forth above.

                                   "BUYER"

                                   MIDCOAST HOLDINGS NO. ONE, INC.


                                   By:__________________________
                                      Dan C. Tutcher,
                                      President

                                   "SELLER"

                                   KOCH HYDROCARBON COMPANY
                                        A Division of
                                     KOCH INDUSTRIES, INC.

                                   By:__________________________
                                   Title:_______________________

                                   "MERI"
                                   *MIDCOAST ENERGY RESOURCES, INC.


                                   By:__________________________
                                      Dan C. Tutcher,
                                      President

     * Executed in order to acknowledge the indemnity obligation of Midcoast Energy Resources, Inc. pursuant to section
          9.05 of the Agreement, but for no other purpose.















mid1.koc